 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cape Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-1 (No. 333-146178) and on Forms S-8 (No. 333-168264 and 333-168265) of Cape Bancorp, Inc. and subsidiaries (the Company) of our report dated March 15, 2013, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Cape Bancorp, Inc. and subsidiaries (the Company) for the year ended December 31, 2012, which report appears in the December 31, 2014 annual report on Form 10-K of the Company.

Philadelphia, Pennsylvania
March 9, 2015